Exhibit 10.3

THIRD AMENDMENT TO FINANCING AGREEMENT

This Third Amendment to Financing Agreement (“Amendment”) is made and entered into as of this 19th day of November, 2002 between Key Tronic Corporation (“Company”) and The CIT Group/Business Credit, Inc. (“CIT”) in reference to that certain Financing Agreement between Company and CIT dated August 22, 2001, (as amended, modified or otherwise supplemented from time to time, the “Financing Agreement”). Capitalized terms herein, unless otherwise defined herein, shall have the meaning set forth in the Financing Agreement.

A. One or more Events of Default resulted from the entry of a judgment in the amount of $16,500,000 (“Judgment Lien”) in favor of F&G Scrolling Mouse, LLC, Fernando Falcon and Federico Gilligan (collectively, “F&G”) as more fully described in that certain letter agreement between CIT and Company dated January 3, 2002 (“January Letter”).

B. Company and F&G intend to enter into a settlement agreement (the “Settlement Agreement” whereby: (i) Company shall pay to F&G $2,500,000 on the date three days after the date of such agreement and further pay an amount equal to the greater of: (x) 50% of Company’s reported operating income for such quarter or (y) $200,000 not to exceed $7,000,000 in the aggregate so long as all payments are received by December 15, 2005 or such greater amounts as are set forth in the Settlement Agreement if all payments are not received by December 15, 2005 (such payments to be payable quarterly on the first day of the third month following such fiscal quarter end (the first payment being for the fiscal quarter ending September 30, 2002 due on December 2, 2002)) and (ii) each party thereto shall release all claims it may have against the other party arising prior to the date of the Settlement Agreement (subparagraphs (i) and (ii) collectively, the “Settlement”).

C. Company has requested CIT permit Company’s payments to F&G under the Settlement in accordance with the terms and subject to the conditions set forth below.

NOW, THEREFORE, the parties hereto do hereby agree as follows:

1. Incorporation by Reference. Recitals A through C above are incorporated herein as though set forth in full.

2. Limited Consent. On the terms and subject to the conditions set forth in Section 3 hereof and notwithstanding anything in the Financing Agreement to the contrary, CIT hereby consents to the Settlement and the payments to F&G expressly set forth in the Settlement Agreement, a copy of which is attached hereto as Schedule 1 and by this reference incorporated herein.

The foregoing consent is a one-time consent and not a continuing consent and shall apply only to the matter and time periods specifically set forth in this Amendment. Without limiting the generality of the foregoing, this consent shall not apply to any future failure by Company to comply with those provisions referenced in the January Letter nor to any failure by Company to comply with any other provision of the Financing Agreement at any time.

3. Limitations. CIT’s consent to the Settlement is conditioned upon each of the following:

(a) Each of the representations and warranties set forth in the Financing Agreement being true and correct as of the date hereof.

(b) Other than the Specified Defaults (as defined in the January Letter), no new Default or Event of Default has occurred or is continuing.

(c) Termination of that certain letter of credit in the face amount of $1,930,000 issued for the benefit of F&G by Company and delivery of the original thereof to CIT concurrent with the payment of $2,500,000 as set forth in Recital B hereof.

4. Definitions. Each of the following definitions set forth in Section 1 of the Financing Agreement are hereby amended as follows:

(a) The definition of Anniversary Date is hereby amended by replacing “three (3) years” with “four (4) years” therein.

(b) The definition of Availability is hereby amended by adding “and the Equipment Term Loan” at the end thereof.

(c) The definition of EBITDA is hereby amended and restated in its entirety as follows:

“EBITDA” shall mean, in any period, all Operating Income of the Company plus the sum of: (a) depreciation and amortization (each to the extent deducted in the calculation of Operating Income) and (b) without duplication, non-cash charges associated with the amortization of capitalized manufacturing variances booked prior to the Closing Date, all as determined in accordance with GAAP on a consistent basis with the latest audited financial statements of the Company.

(d) The following definition is hereby added in Section 1 of the Financing Agreement in alphabetical order:

“Equipment Term Loan” shall mean the term loan in the principal amounts of $500,000 made by CIT pursuant to, and repayable in accordance with, the provisions of Section 4 of this Financing Agreement

(e) The following definition is hereby added in Section 1 of the Financing Agreement in alphabetical order:

“Equipment Term Loan Promissory Note” shall mean the promissory note in the form of Exhibit B attached hereto and executed by the Company to evidence the Equipment Term Loan made by CIT under Section 4 hereof.

(f) The definition of Fixed Charge Coverage Ratio is hereby amended and restated in its entirety as follows:

“Fixed Charge Coverage Ratio shall mean, for the relevant period, the ratio determined by dividing (A) EBITDA minus cash Capital Expenditures by (B) the sum of: (a) all scheduled interest obligations paid and (b) the amount of all scheduled principal repaid on Indebtedness and (c) the aggregate amount of all payments (other than the initial $2,500,000 payment) made to F&G pursuant to the Settlement Agreement” at the end thereof.”

(g) The definition of Line of Credit is hereby amended by replacing “and” with “,” prior to subparagraph “(c)” therein, and is further amended by adding “and (d) make the Equipment Term Loan pursuant to Section 4 of this Financing Agreement.” at the end thereof.

(h) The definition of Obligations is hereby amended by adding “, the Term Loan, the Equipment Term Loan” prior to “and Letter of Credit Guaranties” in the third line thereof.

(i) The following definition is hereby added in Section 1 of the Financing Agreement in alphabetical order:

“Operating Income” shall mean income from ongoing operations and shall be measured as: revenue minus cost of goods sold and operating expense as defined in accordance with GAAP.

(j) The definition of Tangible Net Worth is hereby deleted.

(k) The following definition is hereby added in Section 1 of the Financing Agreement in alphabetical order:

“Total Equity” shall mean the total equity of the Company and its subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), minus goodwill.

5. Equipment Term Loan. Section 4 of the Financing Agreement is hereby amended and restated in its entirety as follows:

“SECTION 4. Term Loans

4.1 The Company hereby agrees to execute and deliver to CIT Equipment Term Loan Promissory Note to evidence the Equipment Term Loan to be extended by CIT.

4.2 Upon receipt of such Equipment Term Loan Promissory Note and subject to Section 2.2 of this Financing Agreement, CIT hereby agrees to extend to the Company the Equipment Term Loan on February 1, 2003; provided, that the outstanding principal amount of Revolving Loans (including Letters of Credit), the outstanding principal amounts under the Term Loan and the outstanding principal amounts under the Equipment Term Loan shall not exceed the Line of Credit at any time. The Company may not reborrow the principal amount of the Equipment Term Loan after repayment or prepayment thereof.

4.3 The principal amount of the Equipment Term Loan shall be repaid to CIT by the Company by: twelve (12) equal installments of $42,000 each, whereof the first such installment shall be due and payable on March 1, 2003 and subsequent installments shall be due and payable on the first Business Day of each month thereafter until this Note is paid in full; provided, that the entire remaining principal amount then outstanding, together with any accrued and unpaid interest and any and all other amounts due hereunder, shall be due and payable on February 1, 2004.

4.4 In the event this Financing Agreement or the Line of Credit is terminated by either CIT or the Company for any reason whatsoever, the Equipment Term Loan shall become due and payable on the effective date of such termination notwithstanding any provision to the contrary in the Equipment Term Loan Promissory Note or this Financing Agreement.

4.5 The Company may prepay at any time, at its option, in whole or in part, the Term Loan or the Equipment Term Loan, provided that on each such prepayment, the Company shall pay accrued interest on the principal so prepaid to the date of such prepayment.

4.6 Each prepayment shall be applied to the then last maturing installments of principal of the Term Loan or Equipment Term Loan, as applicable.

4.7 The Company hereby authorizes CIT to charge its Revolving Loan Account with the amount of all obligations owing under this Section 4 as such amounts become due. The Company confirms that any charges which CIT may so make to its Revolving Loan Account as herein provided will be made as an accommodation to the Company and solely at CIT’s discretion.

4.8 Paragraphs 5 and 6 of that certain Second July, 2002 Amendment to Financing Agreement dated as of July 15, 2002 between Company and CIT are hereby incorporated by reference as though set forth in this Section 4.8 of the Financing Agreement.”

6. Insurance Proceeds. Section 7.5(b) of the Financing Agreement is hereby amended by adding “then the Equipment Term Loan,” prior to “then any other Obligations” in the second line thereof.

7 Financial Covenants. Each of Sections 7.11(a), (b) and (c) of the Financing Agreement are hereby amended as follows:

(a) Section 7.11(a) of the Financing Agreement is hereby amended and restated in its entirety as follows:

“(a) maintain at all times Total Equity of not less than $21,000,000, to be measured on a monthly basis in accordance with the methodology set forth in Exhibit A hereto.”

(b) Section 7.11(b) of the Financing Agreement is hereby amended and restated in its entirety as follows:

“‘(b) maintain at all times EBITDA of not less than $4,000,000, to be measured monthly on a rolling twelve month basis in accordance with the methodology set forth in Exhibit A hereto.”

(c) Section 7.11(c) of the Financing Agreement is hereby amended and restated in its entirety as follows: “(c) maintain a Fixed Charge Coverage Ratio of not less than 0.70:1 at all times to and including June 30, 2003 and 1.0:1 at all times thereafter, to be measured monthly on a rolling twelve month basis in accordance with the methodology set forth in Exhibit A hereto.”

8. Interest. Section 8.2 of the financing Agreement is hereby amended and restated in its entirety as set forth below:

“8.2(a) Interest on the Equipment Term Loan shall be payable monthly as of the end of each month on the unpaid balance or on payment in full prior to maturity, and shall bear interest at an amount equal to the JP Morgan Chase Bank Rate plus the Applicable Margin. The Applicable Margin shall be calculated quarterly after the date 12 months from the Closing Date, and shall be calculated based on the EBITDA for the prior four quarters. In the event of any change in said JP Morgan Chase Bank Rate the rate hereunder shall change, as of the date of such change, so as to maintain the Applicable Margin. The rate hereunder shall be calculated based on a 360 day year. CIT shall be entitled to charge the Revolving Loan Account at the rate provided for herein when due until all Obligations have been paid in full.”

9. Exhibit A Exhibit A to the Financing Agreement is hereby amended and restated in its entirety as set forth on Exhibit A hereto.

10. Exhibit B Exhibit B attached hereto is hereby incorporated by reference as Exhibit B to the Financing Agreement.

11. Accommodation Fee. In consideration for this Amendment, Borrower shall pay to CIT a fee in an amount equal to $5,000 (“Accommodation Fee”), which fee shall be due and fully payable to CIT on the date hereof and shall be in addition to all other fees payable by Borrower.

12. Conditions. The initial and continued effectiveness of this Amendment are further conditioned upon receipt by CIT of each of the following (except to the extent expressly waived by CIT in writing):

(a) the fully executed Settlement Agreement in the form of Schedule 1 hereto.

(b) this fully executed Amendment.

(c) within 45 days after the date of the Settlement Agreement, a copy of the amended judgment and filed dismissal of the appeal filed in connection with the F&G lawsuit.

(d) the Accommodation Fee.

13. Counterparts. This Amendment may be signed in counterparts with the same affect as if the signatures to each counterpart were upon a single instrument.

14. Reaffirmation. Except as modified by the terms herein, the Financing Agreement and the Loan Documents remain m full force and effect in accordance with their terms without offset, counterclaim or recoupment.

15. Governing Law. This Amendment shall be governed by the laws of the State of California.

16. Fees and Expenses. Company agrees to pay, on demand, all reasonable attorneys’ fees and costs incurred in connection with the negotiation, documentation and execution of this Amendment. If any legal action or proceeding shall be commenced at any time by any party to this Amendment in connection with its interpretation or enforcement, the prevailing party or parties in such action or proceeding shall be entitled to reimbursement of its reasonable attorneys’ fees and costs in connection therewith.

17. Waiver of Jury Trial. COMPANY AND CIT HEREBY WAIVE ALL RIGHTS EITHER MAY HAVE TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE, DEFEND, INTERPRET OR OTHERWISE CONCERNING THIS AMENDMENT.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

KEY TRONIC CORPORATION

By:	/S/
Its:	Exec. V.P. & CFO

THE CIT GROUP/BUSINESS CREDIT, INC.

By:	/S/
Its:	Vice President

Exhibit A

1.	Total Equity Calculation:

As of September 28, 2002, the Total Equity of Key Tronic Corporation was $21,425,000, calculated as follows:

	Common Stock		$48,121,000

Plus:
	Treasury Stock		$(9,728,000)

Plus:
	Retained Earnings		$(16,203,000)

	Total Shareholders’ Equity	=	$22,190,000

Minus
	Goodwill		$765,000

	Total Equity	=	$21,425,000

Exhibit A

(continued)

2.	EBITDA Calculation:

The rolling twelve month EBITDA as of September 28, 2002 for Key Tronic Corporation was $7,496,000, calculated as follows:

Operating Income		$2,652,000

Plus:

Depreciation		$3,064,000
Amortization		$851,000
Amortization of Capitalized
Manufacturing Variances
(without duplication)		$929,000

Total EBITDA	=	$7,496,000

Exhibit A

(continued)

3.	Fixed Charge Coverage Ratio Calculation:

The rolling twelve month Fixed Charge Coverage Ratio as of September 28, 2002 for Key Tronic Corporation was 6.0 : 1.0 calculated as follows:

EBITDA	$7,496,000

Minus:

Cash Capital Expenditures	$1,483,000

Total (A)	$6,013,000

Divided by:

All Scheduled Interest Obligations		$993,000

Plus:

Scheduled Principal Payments on Indebtedness		$9,000

Plus:

Payments to F&G		$0

Total (B)		$1,002,000

Fixed Charge

Coverage Ratio (A ÷ B)	=	6.0 : 1.0

Exhibit B

FORM OF

EQUIPMENT LOAN PROMISSORY NOTE

February 1, 2003

$500,000

FOR VALUE RECEIVED, the undersigned, Key Tronic Corporation a Washington corporation (the “Company”), promises to pay to the order of THE CIT GROUP BUSINESS CREDIT, INC. (herein “CIT”) at its office located at 300 S. Grand Ave., 3rd Floor, Los Angeles, California 90071, in lawful money of the United States of America and in immediately available funds, the principal amount of Five Hundred Thousand Dollars ($500,000) as follows: twelve (12) equal installments of $42,000 each, whereof the first such installment shall be due and payable on March 1, 2003 and subsequent installments shall be due and payable on the first Business Day of each month thereafter until this Note is paid in full; provided, that the entire remaining principal amount then outstanding, together with any accrued and unpaid interest and any and all other amounts due hereunder, shall be due and payable on February 1, 2004.

Notwithstanding the foregoing, the entire unpaid principal balance and accrued interest on this Note shall be due and payable immediately upon any termination of the Financing Agreement by Borrower or by CIT in accordance with the terms thereof.

The Company further agrees to pay interest at said office, in like money, on the unpaid principal amount owing hereunder from time to time from the date hereof on the date and at the rate specified in Section 8 of the Financing Agreement, dated August 22, 2001 between the Company and CIT (as amended, modified or otherwise supplemented from time to time, the “Financing Agreement”). Capitalized terms used herein and defined in the Financing Agreement shall have the same meanings as set forth therein unless otherwise specifically defined herein.

If any payment on this Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day, and with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

This “Note” is Equipment Term Loan Promissory Note referred to in the Financing Agreement, evidences the Equipment Term Loan thereunder, and is subject to, and entitled to, all provisions and benefits thereof and is subject to prepayment, in whole or in part, as provided therein.

Upon the occurrence of any Event of Default specified in the Financing Agreement or upon termination of the Financing Agreement, all amounts then remaining unpaid on this Note may become, or be declared to be, at the sole election of CIT, immediately due and payable as provided in the Financing Agreement.

KEY TRONIC CORPORATION

By:

Title:

Schedule 1

(See Attached)

SETTLEMENT AGREEMENT

This Settlement Agreement (“Agreement”), effective as of the 4th day of November 2002, is entered between F&G Scrolling Mouse, LLC and Fernando Falcon and Federico Gilligan on the one hand (collectively referred to as “F&G”) and Key Tronic Corporation (“‘Key Tronic”) on the other hand.

WHEREAS, this Agreement relates to a settlement and compromise of all claims that were or could have been brought by the parties in Civil Action No. C99-995C entitled F&G Scrolling Mouse L.L.C Fernando Falcon and Federico Gilligan V. Microsoft Corp. and Key Tronic Corporation now on appeal in the United States Court of Appeals for the Ninth Circuit, previously before the United States District Court for the District of Washington at Seattle (“the Lawsuit”).

WHEREAS, the parties seek an amicable and final business resolution and settlement of the Lawsuit, on the terms and conditions set forth below;

NOW, THEREFORE, in accordance with the foregoing recitals, and in consideration of the mutual covenants contained herein, F&G and Key Tronic agree as follows:

1. In full settlement of all claims that F&G brought or could have made against Key Tronic in the Lawsuit, and in consideration of the release contained in this Agreement, Key Tronic shall pay to F&G, within three (3) days of the effective date of this Agreement, Two Million Five Hundred Thousand Dollars ($2,500,000.00 U.S.) by wire transfer to F&G and its attorneys, Niro, Scavone, Haller & Niro, to the following client trust account:

CITIBANK FSB—Chicago, Illinois

ABA No. 271070801

Niro, Scavone, Haller & Niro Client Trust Account

Account No.0980023222

Upon receipt of this initial payment, the parties shall dismiss the pending appeal and the Lawsuit through entry of the Amended Judgment and Agreed Order attached as Exhibit A.

2. In addition to the above initial payment, Key Tronic shall pay F&G by wire transfer to the client trust account identified above, the following additional continuing & quarterly payments due on or before the first day of the third calendar month following the end of each fiscal quarter:

(a) For each quarter beginning for the quarter ending September 30, 2002 (making the first additional payment due December 2, 2002), fifty percent (50%) of Key Tronic’s reported operating income or Two Hundred Thousand Dollars ($200,000.00 U.S.), whichever is greater. The Two Hundred Thousand Dollars ($200,000 U.S.) quarterly payment, therefore, shall be a minimum payment due each quarter no matter what Key Tronic1s reported operating income is for any particular quarter,

(b) Such quarterly payments shall continue until Seven Million Dollars ($7,000,000.00 U.S.) total has been paid to F&G (Four Million Five Hundred Thousand Dollars ($4,500,000.00 U.S.) in addition to the Two Million Five Hundred Thousand Dollars ($2,500,000.00 U.S.) initial payment), provided such total payment of Seven Million Dollars $7,000,000.00 U.S.) is paid in full by December 15, 2005.

(c) If Seven Million Dollars ($7,000,000.00 U.S.) has not been paid to F&G by December 15, 2005, then the total payments due F&G shall increase each year as follows and the quarterly payments as set forth in paragraph 2(a) above shall continue until:

•	Seven Million Six Hundred Thousand Dollars ($7,600,000.00 U.S.) is paid by December 15, 2006; or

•	Eight Million Two Hundred Thousand Dollars ($8,200,000.00 U.S.) is paid by December 15, 2007; or

•	Eight Million Eight Hundred Thousand Dollars ($8,800,000.00 U.S.) is paid by December 15, 2003; or

•	Nine Million Seven Hundred Thousand Dollars ($9,700,000.00 U.S.) is paid by December 15, 2009; or

•	Ten Million Six Hundred Thousand Dollars ($10,600,000.00 U.S.) is paid by December 15, 2010; or

•	Eleven Million Five Hundred Thousand Dollars ($11,500,000.00 U.S.) is paid by December 15, 2011.

(d) If Key Tronic makes total payments in the agreed amounts by the dates due, then no additional payments need be made. In other words, if total payments of Seven Million Six Hundred Thousand Dollars ($7,600,000.00 U.S.) are made by December 15, 2006, no further payments need be made. The same is true, for example, if, total payments of Eight Million Eight Hundred Thousand Dollars ($8,800,000.00 U.S.) are made by December 15, 2008. If Eleven Million Five Hundred Thousand Dollars ($1 l,500,000.00 U.S.) has not been paid by December 15, 201 1, however, then Key Tronic shall continue to make quarterly payments as required m paragraph 2(a) above interest at prime plus and at one-half percent (1 1/2%), for as long as it takes for Eleven Million Five Hundred Thousand Dollars ($11,500,000.00 U.S.), plus interest, to be paid to F&G. The prime rate shall the prime rate as published from time to time in the Wall Street Journal.

3 . In the event that Key Tronic fails to make any minimum quarterly payment of Two Hundred Thousand Dollars ($200,000.00 U.S.) when due, then Key Tronic will automatically be deemed in breach of this Agreement. F&G shall then have the right to accelerate all remaining payments in the amount of Eleven Million Five Hundred Thousand Dollars ($11,500,000.00 U.S.), less any amounts previously paid, and shall, be entitled to judgment for breach of this Agreement in that agreed amount plus prejudgment interest and reasonable attorneys’ fees.

4. In the event Key Tronic is the subject of proceedings under Chapter 11 or Chapter 7 of the federal bankruptcy laws or otherwise voluntarily or involuntarily makes an assignment for the benefit of creditors under RCW Chapter 7.08 or similar state statutes, then F&G shall have the right, in addition to any other remedies it might have, to pursue a claim in bankruptcy court or with the assignee for benefit of creditors in the amount of Eleven Million Five Hundred Thousand Dollars ($11,500,000.00 U.S.) less any payments previously made to F&G under this Agreement. If Key Tronic is the subject of proceedings under Chapter 11 or Chapter 7 of the federal bankruptcy laws within 90 days of making the initial payment of Two Million Five Hundred Thousand Dollars ($2,500,000 U.S.), then F&G shall have the right, in addition to any other remedies it might have, to pursue a claim in bankruptcy court in the amount of Nineteen Million Two Hundred Thousand Dollars ($l9,200,000.00 U.S.)

5. Effective upon the execution of this Agreement, F&G and Key Ironic each hereby release and forever discharge the other together with its past; present and future officers, directors, shareholders, employees, agents, representatives, customers, subsidiaries, patent companies and affiliates and their successors, heirs and assigns, from any and all claims, demands, damages, actions, causes of action, suits, debts, liabilities and obligations, liens, costs and expenses of any nature, character and description, known or unknown, accrued or not yet accrued, anticipated or unanticipated, arising out of anything occurring prior to the effective date of this Agreement, including without limitation all claims raised or which could have been raised in the Lawsuit that are not disposed of by this Agreement or the Amended Judgment and Agreed Order.

6. F&G and Key Tronic each hereby covenants that it will not file suit against the other, together with its past, present and future officers, directors, shareholders, employees, representatives, customers, subsidiaries, parent companies and affiliates and their successors, heirs and assigns, over any Claims released under this Agreement.

7. Each party hereto warrants and represents to the other that (a) its Execution hereof has been duly authorized by all necessary corporation action of such party; and (1,) it has all requisite legal rights necessary to grant the other party all releases and covenants not to sue as set forth above. F&G further warrants and represents that its rights include the right to sue for alleged past infringement and that it has not entered into and shall not enter into any agreement which would interfere with any of the releases and covenants not to sue granted by this Agreement.

8. Disclosure of this settlement to the public will be made only by Key Tronic. Neither F&G nor its representatives will make any public statement or disclosure regarding the settlement, other than to confirm that the matter has been settled.

9. This Agreement and the rights and obligations herein shall be binding upon and inure to the benefit of the parties (including their parents, subsidiaries) affiliates and divisions), their successors and assigns.

10. This Agreement will become binding and effective upon the exchange off facsimile copies of the requited signatures The parties will thereafter exchange formal signed originals of this Agreement for their permanent records.

11. Within 10 days of the effective date of this Agreement, the parties agree to file the Amended Judgment and Agreed Order attached as Exhibit A, which shall provide for dismissal with prejudice, of the Lawsuit The Amended Judgment and Agreed Order shall further state that the parties are to bear their own attorney’s fees and costs regarding the Lawsuit. The patties further agree to prepare and file the documents necessary to dismiss the appeal currently pending before the United States court of Appeals for the Ninth Circuit.

12. This Agreement, including tile exhibits and any agreements contained therein, constitutes the entire agreement of the parties with regard to the subject matter of the Lawsuit. Notwithstanding the foregoing, the provisions of the Stipulated Protective Order of record in the Lawsuit that relates to continued confidentiality of documents and things produced in the Lawsuit shall continue in force and shall be deemed to merge into this Agreement.

13. No modification or amendment of this Agreement or waiver of any right hereunder shall be valid or binding upon a party hereto unless made in writing and signed by the party against which enforcement of the modification, amendment or waiver is sought.

14. F&G and Key Tronic agree to take such further actions, and to execute, deliver and file such further documents and instruments, and to obtain such consents, may be reasonably required or requested in order to fully effectuate the purposes, terms and conditions of this Agreement.

15. The parties agree that the terms of this Agreement shall be governed in all respects by the law of the State of Washington, without giving effect to any conflicts or choice of law principles that otherwise might be applicable.

16. The parties agree that the United States District Court for the Western District of Washington shall have jurisdiction to resolve any disputes concerning this Agreement. If federal jurisdiction is not present, the parties agree that any litigation concerning this Agreement must be filed in the state courts of Washington. If litigation arises out of this Agreement, the prevailing party shall be awarded its reasonable attorney’s fees and costs.

17. Neither party may terminate this Agreement under my circumstances F&G and Key Tronic acknowledge that, in the event of a breach of this Agreement, this Agreement shall continue in full force and effect Neither party shall be entitled to terminate this Agreement as a result of such breach nor shall either party be entitled to seek such a termination in any proceeding, including without limitation, a proceeding, before any court or arbitrator.

18. Counsel for both F&G and Key Tronic have participated in the drafting of this Agreement, and it shall not be construed against either party as the drafter.

19. If any provision of this Agreement is found to be prohibited by law or unenforceable, in Whole or in part, such provision shall be ineffective to the extent it is prohibited or unenforceable without invalidating or having any oilier adverse effect upon any other provision of this Agreement.

WHEREFORE, the parties acknowledge their agreement and consent to the terms and conditions set further above through their respective signatures as contained below:

KEY TRONIC CORPORATION		F&G SCROLLING MOUSE, L.L.C.

By:	/S/	By:	/S/
Title:	Exec VP & CFO	Title:	Tax Matters Partner
Date:	November 4, 2002	Date:	October 16, 2002

FERNANDO FALCON

/S/
		Date:	October 16, 2002

FEDERICO GILLIGAN

/S/
		Date:	October 16, 2002

EXHIBIT A

THE HONORABLE JOHN C. COUGHENOUR

UNITED STATES DISTRICT COURT

WESTERN DISTRICT OF WASHINGTON

AT SEATTLE

F&G SCROLLING MOUSE, L.L.C., FERNANDO FALCON, and FEDERICO GILL1GAN,		NO. C99-995C

v.	Plaintiffs,	AMENDED JUDGMENT AND AGREED ORDER
MICROSOFT CORP., HONEYWELL, INC and KEY TRONIC CORPORATION, Defendants.

Plaintiffs F&G Scrolling Mouse, L.L.C., Fernando Falcon and Federico Gilligan (collectively, “F&G”) and defendant Key Tronic Corporation (Key Tronic”) (collectively, the Parties), having entered into a confidential Settlement Agreement dated October              2002, that resolves all matters relating to this case, IT IS STIPULATED AND ORDERED:

1. Under the Settlement Agreement, all claims that were made in this action, or could have been made, have been settled and compromised. Accordingly, all such claims and this action are hereby dismissed with prejudice and without costs to any party. F&G and Key Tronic shall each be responsible for its own attorney’s fees and costs incurred in connection with this case.

2. The Judgment entered in this case dated December 26, 2001, and the Amended Judgment dated May 13, 2002, are both hereby vacated. Key Tronic’s only obligations to F&G are those specified in the Settlement Agreement.

3. Under the Settlement Agreement, the parties have agreed to dismiss the appeal taken by Key Tronic in this case, which is Appeal No. 02-35514 currently pending before the United States Court of Appeals for the Ninth Circuit. Upon dismissal of the appeal, this Court will have jurisdiction to resolve any disputes concerning the Settlement Agreement.

DATED: October 14,2002

PERKINS COIE LLP

By:
Jerry A. Riedinger, WSBA #25828 Michael D. Broaddus, WSBA #19S33 Katrina R, Kelly, WSBA #28435

Attorneys for Defendant Key Tronic Corporation

DATED: October 14, 2002

NIRO, SCAVONE, HALLER & NIRO

By:
Raymond P. Niro (Pro Hac Vice) Paul K. Vickrey (Pro Hac Vice) Gregory P. Casimer (Pro Hac Vice)

Attorneys for Plaintiffs F&G Scrolling

Mouse, L.L.C., Fernando Falcon and

Federico Gilligan

IT IS SO ORDERED.

DATED this         of                     , 2002.

,

HONORABLE JOHN C. COUGHENOUR

UNITED STATES DISTRICT JUDGE